Exhibit 10.1

CONFIDENTIAL

Bruker Corporation

40 Manning Road
Billerica, MA 01821, USA
Tel. +1 (978) 663-3660
Fax +1 (978) 667-5993
info@bruker.com
June 25, 2012	www.bruker.com

Mr. Juergen Srega
Berlin, Deutschland

Re: OFFER LETTER (Revised)

Dear Juergen:

You have previously signed our Offer Letter dated June 17, 2012, but both parties wanted to clarify some additional points in this revised Offer Letter, which supersedes our previous Offer Letter from June 17th. I am writing to offer you formally the position of

Group President

for the group of Bruker divisions that here is informally called the Bruker CALID Group (Chemical, Applied, Life Science, IVD, Detection), and anticipated to consist of the four (4) divisions:

-                    Bruker Daltonics LSC (Life Science & Clinical), Bremen & Billerica, MA

-                    Bruker Detection (CBRNE Detection), Leipzig & Billerica, MA

-                    Bruker CAM (Chemical & Applied Markets), Fremont, CA and Goes, NL, and

-                    Bruker Optics (IR/Raman molecular spectroscopy), Ettlingen and The Woodlands, TX.

of Bruker Corporation in accordance with our various discussions. The exact constellation of this group within Bruker could change from time to time in the future.

This offer is contingent on the signing of a managing director’s contract at Bruker Daltonik GmbH, and on the signing of Bruker’s general Employee Patent & Confidentiality Agreement (or similar provisions in your German GF-Vertrag), and on you tendering your signed 6-months resignation with your present employer before the end of June 2012. This revised offer is valid until June 29, 2012, but of course I would encourage you to make a decision earlier.

The specific elements of the offer are as follows:

1.                                      You shall be based at our Bruker Daltonik facility in Bremen, Germany. You will report directly to me as the Chief Executive Officer. In addition to your Group President position, you will also locally become a managing director (GF) of Bruker Daltonik GmbH, but this of course does not imply any priority of the LSC division over the other divisions in your CALID group.

2.                                 Your anticipated start date will be in early January 2013, or earlier if possible, i.e. if your present employer should elect to allow you to leave earlier without any prohibition to work for Bruker earlier.

3.                                 Your compensation shall be as follows:

a.                                           Your base salary for the year 2013 shall be Euro 280,000 per annum, and a pro-rated amount in 2012, should you be able to start already at Bruker in 2012. Your base salary will be reviewed annually, for the first time in January 2014.

b.                                           Your cash target bonus shall be 50% of your base salary, or Euro 140,000 for the year 2013, based upon achieving your annual group business plan, and other agreed upon qualitative goals. Should you exceed various elements of your annual group business plan, then your target bonus elements can increase linearly, and are not capped. Amounts will be pro-rated for the year 2012 at 100% of annual target bonus, should you be able to start already in 2012.

c.                                            Once you and your family/household members have relocated from Berlin to Bremen, Bruker will pay you a one-time cash start-up bonus of Euro 100,000 as one-time compensation, in addition to Bruker reimbursing you for the direct costs of your move (more relocation details below).

d.                                           In order to compensate you in part for any vested RSUs (Restricted Stock Units) or stock options at your present employer that you may forfeit upon your departure, contingent upon the approval of Bruker’s Board Compensation Committee (which I would endeavour to obtain prior to the end of June 2012), Bruker will issue to you a higher one-time start up grant of

i.                  BRKR RSUs for $400,000, and

ii.               90,000 BRKR options (presently valued at approx. $825,000)

This initial, start-up RSU and option grant will be issued to you within 30-60 days after you start at Bruker, with our standard 5-year vesting period for RSUs and options, and at then current BRKR stock strike prices.

e.                                            For future annual grants in 2014 and beyond, you will receive a mix of stock options and RSUs, with 50% options and 50% RSUs (at the discretion of the Compensation Committee), consisting of

i.             BRKR RSUs for $275,000, and

ii.          BRKR stock options valued upon issuance at $275,000 (presently corresponding to approximately 30,000 options).

f.                                             Your vacation, termination periods, limited non-compete terms, retirement provisions, fringe benefits, medical and dental benefits, life and disability insurance, retirement benefits, Altersversorgung, company car, etc., where applicable shall all be finalized in your German managing director’s contract, according to what is typical and reasonable for a Bruker German managing director, and for fringe benefits in a manner that is similar or approximately equivalent to your present fringe benefits (at Thermo).

g.                                            [In English] Bruker will pay you a “Relocation package” (rent allowance until relocation in Bremen of 3,000 EUR/month for a maximum of 6 months, refund of the real estate agent cost and land purchase tax in the event of purchase of real estate for up to a maximum of 1.5 m EUR, refund of moving costs).

4.                                       The following shall also be applicable:

Business Travel

Air travel shall typically be in economy within Europe and in business class for overseas trips.

Internal Policies

During your employment with Bruker, you will be required to follow all of our internal policies and to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

Proprietary Information

During your employment at Bruker, you may gain access to certain non-public information relating to Bruker’s business. Such information is and shall remain proprietary to, and the property of, Bruker. You agree to keep such information in confidence, except as necessary to serve Bruker’s legitimate purposes, and you further agree that upon your termination from Bruker, you will return to Bruker all documentation, correspondence, and all other Bruker data then in your possession and all copies thereof.

No Conflicting Obligations

Finally, this offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other restrictive agreements that would affect your ability to devote full time and attention to your work at Bruker.

D&O Insurance

You shall be covered by Bruker’s applicable Directors & Officers (D&O) Insurance.

Change of Control

In the event there is a change in the voting control of Bruker Corporation, and you are terminated or resign within six (6) months after such change of control, you shall at such time receive a severance payment equal to six (6) months of your then current base salary

# # #

As you know, I am most excited about the possibility of you joining Bruker and I look forward to working with you for many years to come. If the foregoing is in accordance with the discussions we have had, kindly execute this offer letter and return it to me.

Sincerely,
BRUKER CORPORATION

	By:	/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien, Ph.D.
President and Chief Executive Officer
Agreed and Accepted:

/s/ Juergen Srega
Juergen Srega